Exhibit 99.1

JDSU to Acquire Network Instruments

•	Opens New $1 Billion+ Enterprise Networking, Cloud and Data Center Markets

•	Expands Higher-Margin, Software-Based Solutions

•	Creates New Growth Opportunities for Network Instruments Products in Carrier Market

Milpitas, Calif. Dec. X, 2013 - JDSU (NASDAQ: JDSU and TSX: JDU) today announced that it has entered into a definitive agreement to acquire Network Instruments, a leading developer of enterprise network and application-performance management solutions for global 2000 companies. JDSU plans to acquire Network Instruments for $200 million in cash, subject to certain adjustments. The companies expect to close the transaction, subject to customary regulatory approvals, within approximately 45 days.

The acquisition of Network Instruments further strengthens JDSU as a key solutions provider to the enterprise, data center and cloud networking markets. It expands the addressable market for JDSU’s Network and Service Enablement business segment by more than $1 billion in markets growing at nearly 13 percent, including the application-aware network performance management and network packet broker markets.

Network Instruments will also add a talented employee base to JDSU that includes research and development, sales, marketing and production teams with decades of experience and proven success in the enterprise market. Network Instruments has put the highest priority on product performance and reliability and brings a long track record of profitable growth. The Network Instruments Observer and GigaStor line of network and application management tools are considered some of the best in the market for ease-of-use, scalability, feature sets and performance. The company has approximately 125 employees and had annual revenue of approximately $40 million for the trailing twelve month period. The transaction is expected to be accretive to JDSU earnings on a non-GAAP basis starting in the fourth quarter of FY14.

In order to improve application performance, reduce costs and address increasing network complexity, enterprise network administrators are rapidly transforming their IT networks while embracing today’s most critical technology initiatives such as unified communications, cloud, and data center consolidation. Network Instruments helps enterprises simplify the management and optimization of their networks with high-performance solutions that provide actionable intelligence and deep network visibility.

JDSU and Network Instruments offer highly complementary product portfolios. As enterprise and carrier network performance management requirements converge, driven by an ever-increasing number of connected mobile devices and the need for improved visibility into application performance, JDSU and Network Instruments are uniquely qualified to create new and differentiated solutions for both markets.

“The acquisition of Network Instruments by JDSU will provide our customers with considerable benefits,” said Douglas Smith, president, CEO and co-founder of Network Instruments. “JDSU’s commitment to product innovation and its leadership position with service providers will provide Network Instruments with a strong entry into the carrier market for performance management solutions. In turn, our robust product line and strong relationships with our enterprise channel partners will benefit JDSU as we bring our products under the JDSU brand.”

“Network Instruments has outstanding new products and an excellent reputation across the enterprise market with nearly twenty years of experience and strong customer relationships,” said

JDSU News Release

David Heard, president of the Network and Service Enablement business segment at JDSU. “We’re excited to add their talented team and winning solutions to JDSU and look forward to leveraging their expertise to further improve network performance for both our telecom and enterprise customers.”

New Products for JDSU

The acquisition of Network Instruments will expand JDSU’s Network and Service Enablement product portfolio with several enterprise products, including:

•	Observer® Monitoring Platform – Integrated performance monitoring that provides unique visibility into complex application and network operations. The Observer Platform provides deep-dive analytics and problem resolution for mission-critical applications and projects such as VoIP, cloud deployments, data center initiatives and virtualization placements.

•	GigaStor™ Retrospective Analysis Appliance – Precision-driven data collection solution that provides time-based and retrospective network analysis to support detailed application analytics for data-intensive applications.

•	Matrix™ Network Monitoring Switch – Launched in September, the Matrix provides an advanced, next-generation and cost-effective solution for network traffic monitoring for the Network Packet Broker market. The Matrix provides rapid set-up and administration, centralized traffic policy management and the scalability for administrators to add more ports as their networks grow.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts

JDSU:

Press:	Noel Bilodeau 408-546-4567 or noel.bilodeau@jdsu.com

Investors:	Bill Ong 408-546-4521 or bill.ong@jdsu.com

Network Instruments:

Press:	Deb Paquin 916-712-1836 or debpaquin@strategiccom.biz

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include: (i) the anticipated timing of the acquisition, (ii) JDSU’s plans and projections related to the acquired products and (iii) the expected impact of the acquisition on JDSU’s earnings and the timing of such impact. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (a) the failure of either party to meet certain closing conditions, including obtaining required regulatory approvals, could delay or prevent the completion of the transaction, (b) we have limited visibility into future market growth and customer demand, (c) we may be unable to retain key Network Instruments employees, (d) we may face difficulties integrating the Network Instruments business into our NSE business segment, which could disrupt the existing business and prevent us from fully recognizing the anticipated benefits of the transaction, (e) anticipated synergies in product innovation and development may not materialize and (f) other risks discussed from time to time in the reports filed by JDSU with the Securities and Exchange Commission.

For more information on these and other risks affecting JDSU’s business, please refer to the “Risk Factors” section included in Part I, Item 1A of JDSU’s Current Report on Form 10-K dated August 23, 2013 filed with the Securities and Exchange Commission. The forward- looking statements contained in this news release are made as of the date hereof and JDSU does not assume any obligation to update such statements.

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